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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


                 HARVEY ANNOUNCES CLASSIC MEDIA, LLC TRANSACTION

(CA - HARVEY ENTERTAINMENT) (OTC BB: HRVY.OB)

         LOS ANGELES - March 8, 2001 -- The Harvey Entertainment Company (OTC
BB: HRVY.OB) announced today that it has signed an agreement with Classic Media, LLC, for the sale of its library of Classic Characters, including Casper, the Friendly Ghost, Richie Rich, Baby Huey, Little Audrey, and the other Classic Characters as well as certain contractual rights and agreements which relate to those assets. Classic Media, LLC is a New York-based company engaged in the acquisition and management of entertainment properties.

         The purchase price, $16 million plus the assumption of certain liabilities, will be paid in cash at the Closing, which is expected to occur within sixty (60) to ninety (90) days and after receipt of a shareholder vote and satisfaction of other customary closing conditions.

         The sale culminates a process begun last year for the liquidation of a portion of the assets held by The Harvey Entertainment Company to reduce bank debt. At the Closing of the Classic Media, LLC transaction, The Harvey Entertainment Company will change its name and will determine whether to continue its remaining business, the production and distribution of independent motion pictures, or whether to consider other strategic alternatives for the Company. Net proceeds from the sale will be used to retire bank debt and pay obligations associated with the transaction; the remainder will be used for working capital.

         Roger A. Burlage, Chairman of the Board of Directors of The Harvey Entertainment Company, noted that he regretted having to sell the Classic Characters, but that the circumstances surrounding the Company's financial condition made the sale necessary. He wished Classic Media success with these characters and noted that they will be with a company which has the resources and expertise to continue to make them available to children throughout the world.

         Eric Ellenbogen of Classic Media stated "Harvey's classic character library compliments perfectly our focus on family and kids' entertainment."

         ABOUT THE HARVEY ENTERTAINMENT COMPANY

         The Harvey Entertainment Company, through its PM Entertainment subsidiary, has an entertainment library consisting of over 150 motion pictures and 74 television episodes. The Company is involved in the production and distribution of motion pictures and television products.

         This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's




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filings with the Securities and Exchange Commission (SEC), in particular, the
Company's Form 10-K filed with the SEC in 2000 for the year ended December 31, 1999.



CONTACT:

COMPANY                    MEDIA
Caroline Stewart           David Bowers
CFO                        The Bowers Group
Harvey Entertainment       (310) 444-4150
(310) 444-4100




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